EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77D:
  Policies with respect to security investments.

EXHIBIT D:
  Attachment to item 77Q1:
  Amendment to Charter

EXHIBIT E:
  Attachment to item 77Q1:
  Advisory Agreement
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EXHIBIT A:
Report of Independent Auditors

To the Shareholders and
Board of Directors of
iShares, Inc.

In planning and performing our audit of the financial statements of iShares, Inc. (comprised of the iShares MSCI Australia Index Fund, the iShares MSCI Austria Index Fund, the iShares MSCI Belgium Index Fund, the iShares MSCI Brazil (Free) Index Fund, the iShares MSCI Canada Index Fund, the iShares MSCI EMU Fund, the iShares MSCI France Index Fund, the iShares MSCI Germany Index Fund, the iShares MSCI Hong Kong Index Fund, the iShares MSCI Italy Index Fund, the iShares MSCI Japan Index Fund, the iShares MSCI Malaysia (Free) Index Fund, the iShares MSCI Mexico (Free) Index Fund, the iShares MSCI Netherlands Index Fund, the iShares MSCI Singapore (Free) Index Fund, the iShares MSCI South Korea Index Fund, the iShares MSCI Spain Index Fund, the iShares MSCI Sweden Index Fund, the iShares MSCI Switzerland Index Fund, the iShares MSCI Taiwan Index Fund and the iShares MSCI United Kingdom Index Fund) (collectively, the "Funds") for the year ended August 31, 2000, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of iShares, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above at August 31, 2000.

This report is intended solely for the information and use of the Board of Directors and management of iShares, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/S/ERNST & YOUNG LLP
October 13, 2000




EXHIBIT B:
SUB-ITEM 77C: Submission of matters to a vote of security holders.

A special meeting of shareholders was held on Friday, May 5, 2000 and reconvened on May, 8, 2000 for Proposal 1 with respect to the Australia Fund, and Proposals 2, 3 and 4 and June 27, 2000 for Proposals 2, 3 and 4, to consider the following proposals:

(1) To approve amendments to the Fund's Advisory Agreement, dated as of March 15, 1996 (as amended October 19, 1999) between the Fund and Barclays Global Fund Advisors to revise the fee arrangements and to make certain other changes (all Fund shareholders). Shareholders of record at the close of business on March 6, 2000 have the right to vote at this special meeting. This proposal was approved pursuant to the following votes:

ISHARES MSCI    RECORD DATE     SHARES     VOTES       VOTES     SHARES
INDEX FUND        SHARES       PRESENT       FOR     AGAINST   ABSTAINED

Australia       5,800,030    4,823,455    4,811,244     5,776      6,435
Austria         1,200,030      700,993      696,012     1,181      3,800
Belgium           840,030      442,241      441,123       818        300
Canada            800,030      568,004      564,324     1,780        900
France          3,401,000    2,125,172    2,174,995     4,680      5,497
Germany         6,601,000    3,807,368    3,773,915    23,100     10,353
Hong Kong       6,526,000    4,645,602    4,612,403    13,116     20,083
Italy           2,400,030    1,594,105    1,587,643     5,215      1,247
Japan          58,801,000   35,048,554   34,763,978   177,978    106,598
Malaysia(Free) 17,025,030   10,745,955   10,591,004    42,759    112,192
Mexico (Free)   1,500,030    1,164,197    1,150,080     4,755      9,362
Netherlands     1,001,000      665,864    1,001,000   665,864    663,326
Singapore(Free)13,700,030   10,348,713   10,241,090    72,707     34,916
Spain           1,500,030      969,344      965,921     1,059      2,364
Sweden            825,030      445,380      440,630     3,175      1,575
Switzerland     2,626,000    1,904,214    1,897,894     3,130      3,190
United Kingdom  6,201,000    3,259,601    3,245,606     2,530     11,465


(2) To approve a change of the Canada Fund's subclassification from diversified to non-diversified (holders of shares of the Canada Fund only). This proposal was approved pursuant to the following votes:

             RECORD DATE      SHARES     VOTES      VOTES        BROKER
               SHARES        PRESENT      FOR      AGAINST/    NON-VOTES
                                                  ABSTAINED

iShares MSCI Canada Index Fund

              800,030       450,017    307,134     14,541       128,342


(3) To approve a change of the Japan Fund's subclassification from diversified to non-diversified (holders of the Japan Fund only);
             RECORD DATE     SHARES      VOTES       VOTES      BROKER
               SHARES       PRESENT       FOR       AGAINST/   NON-VOTES
                                                   ABSTAINED

iShares MSCI Japan Index Fund

            58,801,000    36,301,634   10,802,850   853,977   24,644,807


(4) To approve a change of the United Kingdom Fund's subclassification from diversified to non-diversified (holders of the United Kingdom Fund only);

             RECORD DATE     SHARES      VOTES       VOTES      BROKER
               SHARES       PRESENT       FOR       AGAINST/   NON-VOTES
                                                   ABSTAINED

iShares MSCI United Kingdom Index Fund

             6,201,000     3,332,421   1,560,528    263,150    1,508,743




EXHIBIT C:
SUB-ITEM 77D: Policies with respect to security investments.

The Board of Directors recommended and shareholders approved a change in the subclassification of the iShares MSCI Canada Index Fund from diversified investment companies to non-diversified investment companies. Shareholders of record as of March 6, 2000 of each of these iShares MSCI Index Funds voted on such changes at a special meeting of shareholders held on May 5, 2000 and reconvened on May 8, 2000 and June 27, 2000.




EXHIBIT D:
SUB-ITEM 77Q1

(1) Articles of Amendment dated May 15, 2000 to the Amended and
Restated Articles of Incorporation of iShares, Inc.


                     ARTICLES OF AMENDMENT
                              TO
                            CHARTER
                              OF
                     WEBS INDEX FUND, INC.

THIS IS TO CERTIFY that WEBS INDEX FUND, INC., a
Maryland corporation, having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Charter of the Corporation is hereby amended by striking out Article SECOND of the Articles of Incorporation and inserting in lieu thereof a new Article SECOND as follows:
SECOND: Name. The name of the corporation (which is hereinafter called the "Corporation"): is iSHARES, INC.
SECOND: The designation of each of the Corporation's series of common stock as a "WEBS Index Series" is hereby amended to be an "iShares MSCI [name] Index Fund" and the name of the "Korea WEBS Index Series" is further amended to become the "iShares MSCI South Korea Index Fund", with the effect that the name of each such series changes as follows:

From:
TO:

Australia WEBS Index Series
ISHARES MSCI AUSTRALIA INDEX FUND
Austria WEBS Index Series
ISHARES MSCI AUSTRIA INDEX FUND
Belgium WEBS Index Series
ISHARES MSCI BELGIUM INDEX FUND
Brazil (Free) WEBS Index Series
ISHARES MSCI BRAZIL (FREE) INDEX FUND
Canada WEBS Index Series
ISHARES MSCI CANADA INDEX FUND
EMU WEBS Index Series
ISHARES MSCI EMU INDEX FUND
France WEBS Index Series
ISHARES MSCI FRANCE INDEX FUND
Germany WEBS Index Series
ISHARES MSCI GERMANY INDEX FUND
Greece WEBS Index Series
ISHARES MSCI GREECE INDEX FUND
Hong Kong WEBS Index Series
ISHARES MSCI HONG KONG INDEX FUND
Indonesia (Free) WEBS Index Series
ISHARES MSCI INDONESIA (FREE) INDEX FUND
Italy WEBS Index Series
ISHARES MSCI ITALY INDEX FUND
Japan WEBS Index Series
ISHARES MSCI JAPAN INDEX FUND
Korea WEBS Index Series
ISHARES MSCI SOUTH KOREA INDEX FUND
Malaysia WEBS Index Series
ISHARES MSCI MALAYSIA INDEX FUND
Mexico (Free) WEBS Index Series
ISHARES MSCI MEXICO (FREE) INDEX FUND
Netherlands WEBS Index Series
ISHARES MSCI NETHERLANDS INDEX FUND
Portugal WEBS Index Series
ISHARES MSCI PORTUGAL INDEX FUND
Singapore WEBS Index Series
ISHARES MSCI SINGAPORE INDEX FUND
South Africa WEBS Index Series
ISHARES MSCI SOUTH AFRICA INDEX FUND
Spain WEBS Index Series
ISHARES MSCI SPAIN INDEX FUND
Sweden WEBS Index Series
ISHARES MSCI SWEDEN INDEX FUND
Switzerland WEBS Index Series
ISHARES MSCI SWITZERLAND INDEX FUND
Taiwan WEBS Index Series
ISHARES MSCI TAIWAN INDEX FUND
Thailand (Free) WEBS Index Series
ISHARES MSCI THAILAND (FREE) INDEX FUND
Turkey WEBS Index Series
ISHARES MSCI TURKEY INDEX FUND
United Kingdom WEBS Index Series
ISHARES MSCI UNITED KINGDOM INDEX FUND
USA WEBS Index Series
ISHARES MSCI USA INDEX FUND

THIRD: The foregoing amendment does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the capital stock of the Corporation.
FOURTH: A majority of the entire Board of Directors of the Corporation approved the foregoing amendments to the Charter of the Corporation and duly adopted a resolution in which were set forth the foregoing amendments to the Charter of the Corporation, declaring that said amendments of the Charter as proposed were advisable.
FIFTH: The foregoing amendments to the Charter of the Corporation are limited to changes expressly permitted by 2-605(a)(1) and (a)(2) of the General Corporation Law of Maryland to be made without action by stockholders and the Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, WEBS Index Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on May 15, 2000.

WITNESS:
/s/ Gary M. Gardner
Gary M Gardner
Secretary


WEBS INDEX FUND, INC.
By: /s/Nathan Most
Nathan Most
President

THE UNDERSIGNED, President of WEBS Index Fund, Inc., who executed on behalf of the Corporation the foregoing amendments to the Charter of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing amendments to the Charter to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ John P. Falco
Name: John P. Falco




EXHIBIT E:
SUB-ITEM 77Q1

(2) Advisory Agreement dated May 8, 2000 between Barclays Global
Fund Advisors and iShares, Inc. (formerly WEBS Index Fund,
Inc.


ADVISORY AGREEMENT

AGREEMENT made as of the 8th day of May, 2000 between Barclays
Global Fund Advisors, a corporation organized under the laws of the State of California (the "Adviser"), and WEBS Index Fund, Inc., a Maryland corporation (the "Company").

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Company engages in the business of an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Company is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Company intends to offer shares representing interests in each of the separate portfolios identified on Schedule A hereto (each, a "Series"); and

WHEREAS, the Company desires to appoint the Adviser to serve as the investment adviser with respect to each Series; and

WHEREAS, the Company may, from time to time, offer shares representing interests in one or more additional portfolios (each, an "Additional Series"); and

WHEREAS, the Company may desire to appoint the Adviser as the investment adviser with respect to one or more Additional Series;

NOW THEREFORE, the parties hereto hereby agree as follows:

1.	APPOINTMENT OF ADVISER

a.	Series.  The Company hereby appoints the Adviser to act
as investment adviser for the Series listed on Schedule
A for the period and on the terms herein set forth.  The
Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

b.	Additional Series.  In the event the Company desires to
retain the Adviser to render investment advisory services hereunder with respect to any Additional Series, it shall so notify the Adviser in writing, indicating the advisory fee to be payable with respect to the Additional Series.
 If the Adviser is willing to render such services for such fee and on the terms provided for herein, it shall so notify the Company in writing, whereupon such Additional Series shall become a Series hereunder.

2.	DUTIES OF THE ADVISER

The Adviser shall be responsible for the general management of the Company's affairs. The Adviser, at its own expense (subject to the overall supervision and review of the Board of Directors of the Company), shall (i) furnish continuously an investment program for each Series in compliance with that Series' investment objective and policies, as set forth in the then-current prospectus and statement of additional information for such Series contained in the Company's Registration Statement on Form N-lA, as such prospectus and statement of additional information is amended or supplemented from time to time, (ii) determine what investments shall be purchased, held, sold or exchanged for each Series and what portion, if any, of the assets of each Series shall be held uninvested, (iii) make changes on behalf of the Company in the investments for each Series and (iv) provide the Company with records concerning the Adviser's activities that the Company is required to maintain and render reports to the Company's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall furnish to the Company all office facilities, equipment, services and executive and administrative personnel necessary for managing the investment program of the Company for each Series.

3.	ALLOCATION OF EXPENSES

Subject to Section 4 below, the Company shall be responsible for and pay all expenses for Company operations and activities.

4.	ADVISORY FEE

For the services to be provided by the Adviser hereunder with respect to each Series, the Company shall pay to the Adviser an annual gross investment advisory fee equal to the amount set forth on Schedule A attached hereto; provided, however, that the fee paid to the Adviser with respect to each Series shall be reduced by the aggregate of such Series' fees and expenses, other than (i) expenses of the Series incurred in connection with the execution of portfolio securities transactions on behalf of such Series, (ii) expenses incurred in connection with any distribution plan adopted by the Company in compliance with Rule 12b-1 under the 1940 Act,
(iii) litigation expenses, (iv) taxes (including, but not limited to, income, excise, transfer and withholding taxes),
(v) any cost or expense that a majority of the Directors of the Company who are not "interested persons" (as defined in the 1940 Act) deems to be an extraordinary expense and (vi) the advisory fee payable to the Adviser hereunder; and provided, further, that the Adviser shall reimburse the Company to the extent that the expenses of any Series (other than the expenses set forth in the foregoing proviso) exceed the amount set forth in Schedule A with respect to such Series.

Schedule A shall be amended from time to time to reflect the addition and/or termination of any Series as a Series hereunder and to reflect any change in the advisory fees payable with respect to any Series duly approved in accordance with Section 7(b) hereunder. All fees payable hereunder shall be accrued daily and paid as soon as practicable after the last day of each calendar quarter.

In the case of commencement or termination of this Agreement with respect to any Series during any calendar quarter, the fee with respect to such Series for that quarter shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Series for the days during which it is in effect.

5.	PORTFOLIO TRANSACTIONS

In connection with the management of the investment and reinvestment of the assets of the Company, the Adviser, acting by its own officers, directors or employees, is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Company. In executing portfolio transactions and selecting brokers or dealers, if any, the Adviser will use its best efforts to seek on behalf of a Series the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act) provided to any Series of the Company. The Adviser may pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided. The Company acknowledges that any such research may be useful to the Adviser in connection with other accounts managed by it.

6.	LIABILITY OF ADVISER

Neither the Adviser nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company or its shareholders in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Company or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

7.	DURATION AND TERMINATION OF THIS AGREEMENT

a.	Duration.  This Agreement shall become effective with
respect to each Series on the date hereof and, with respect to any Additional Series, on the date specified in the written notice received by the Company from the Adviser in accordance with paragraph 1(b) hereof that the Adviser is willing to serve as Adviser with respect to such Series. Unless terminated as herein provided, this Agreement shall remain in full force and effect for one year from the date hereof with respect to each Series and, with respect to each Additional Series, for two years from the date on which such Series becomes a Series hereunder. Subsequent to such initial periods of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter with respect to each Series so long as such continuance with respect to such Series is approved at least annually (i) by either the Directors of the Company or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Series, and (ii), in either event, by the vote of a majority of the Directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

b.	Amendment.  Any amendment to this Agreement shall become
effective with respect to a Series upon approval of the Adviser and of a majority of Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval and a majority of the outstanding voting securities (as defined in the 1940 Act) of that Series.

c.	Termination.  This Agreement may be terminated with
respect to any Series at any time, without payment of any penalty, by vote of the Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Series, or by the Adviser, in each case on sixty (60) days' prior written notice to the other party; provided, that a shorter notice period shall be permitted for a Series in the event its shares are no longer listed on a national securities exchange.

d.	Automatic Termination.  This Agreement shall
automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

e.	Approval, Amendment or Termination by a Series.  Any
approval, amendment or termination of this Agreement by the holders of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of any Series shall be effective to continue, amend or terminate this Agreement with respect to any such Series notwithstanding
(i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Series affected thereby, and (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Company, unless such action shall be required by any applicable law or otherwise.

8.	SERVICES NOT EXCLUSIVE

The services of the Adviser to the Company hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

9.	MISCELLANEOUS

a.	"iShares" Name.  The Company shall, at the request of
the Adviser, stop all use of the "iShares" name in the event that the Adviser or its affiliates is no longer the Company's investment adviser.

b.	Notice.  Any notice under this Agreement shall be in
writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notices.

c.	Severability.  If any provision of this Agreement shall
be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

d.	Applicable Law.  This Agreement shall be construed in
accordance with and governed by the laws of New York.

e.	Execution by Counterpart.  This Agreement may be executed
in any number of counterparts, all of which together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

WEBS INDEX FUND, INC.

By:
Name:
Title:

BARCLAYS GLOBAL FUND ADVISORS

By:
Name:
Title:


                            SCHEDULE A

ADVISORY FEE* FOR THE CATEGORY I SERIES:

0.59% per annum of the aggregate net assets of the Category I
Series less than or equal to $7.0 billion plus 0.54% per annum of the aggregate net assets of the Category
I Series between $7.0 billion and $11.0 billion plus 0.49% per annum of the aggregate net assets of the Category
I Series in excess of $11.0 billion

CATEGORY I SERIES:

Australia WEBS Index Series
Austria WEBS Index Series
Belgium WEBS Index Series
Canada WEBS Index Series
EMU WEBS Index Series
France WEBS Index Series
Germany WEBS Index Series
Hong Kong WEBS Index Series
Italy WEBS Index Series
Japan WEBS Index Series
Malaysia (Free) WEBS Index Series
Mexico (Free) WEBS Index Series
Netherlands WEBS Index Series
Singapore (Free) WEBS Index Series
Spain WEBS Index Series
Sweden WEBS Index Series
Switzerland WEBS Index Series
United Kingdom WEBS Index Series
USA WEBS Index Series

ADVISORY FEE* FOR CATEGORY II SERIES:

0.74% per annum of the aggregate net assets of the Category II
Series less than or equal to $2 billion
plus 0.69% per annum of the aggregate net assets of the Category
II Series between $2 billion and $4 billion plus 0.64% per annum of the aggregate net assets of the Category
II Series greater than $6 billion

CATEGORY II SERIES:

Brazil (Free) WEBS Index Series
Greece WEBS Index Series
Indonesia (Free) WEBS Index Series
Portugal WEBS Index Series
South Africa WEBS Index Series
South Korea WEBS Index Series
Thailand (Free) WEBS Index Series
Taiwan WEBS Index Series
Turkey WEBS Index Series

  * Pursuant to Section 4 of this Advisory Agreement, the fee rates for a Series set forth in this Schedule A will be reduced, possibly to zero, by the expenses of the Series.